Exhibit 6.13

DEALER AGREEMENT

between

LION BUSES INC.

and

ADOMANI Inc.

November 2016

DEALER AGREEMENT

This agreement (the “Agreement”) is entered into on the 1st day of November 2016 by and between LION BUSES INC., a Canadian corporation having its principal place of business in St-Jerome, Quebec, Canada (hereinafter referred to as “LION” or “Manufacturer”) and ADOMANI Inc., a US corporation (hereinafter referred to as “DEALER” or “NGSB”).

Whereas, Manufacturer is engaged in the production and sale of buses and parts that are distributed throughout North America;

Whereas, LION seeks to achieve effective distribution of Manufacturer’s products by assigning an exclusive dealer of a specific geographic area to participate in a coordinated sales and distribution network that is successful; and

Now, therefore, it is mutually agreed:

1.	Dealer’s Selling Rights

LION grants to DEALER the exclusive right of selling those products produced by Manufacturer, which are identified on Exhibit A (“Products”) in the territory described in Exhibit B (“Territory”).

2.	Customers

(a)	Sales Efforts. DEALER shall use its best efforts to develop the market for, promote the sale of, and solicit orders for Buses, parts and service throughout its Territory. The sales quota described in Exhibit C (“Sales quota”) for Buses for the term of this Agreement shall be deemed a material breach of this Agreement if those sales quotas are not respected.

(b)	Customer Relationships. DEALER will provide and maintain a high quality of customer service and customer relations. DEALER will make every reasonable effort to handle to the satisfaction of DEALER’S customers all matters relating to the sale and service of LION Products and, in connection therewith, will establish regular contacts, either by correspondence or personal interview, with owners and users of LION Products in DEALER’S Territory for Customers. All complaints to DEALER concerning its service shall be promptly addressed in a way that will best preserve the goodwill of DEALER and LION, and the reputation of the products of Manufacturer.

3.	DEALER’S Reports and Orders for Buses

(a)	Estimates of Requirements. Unless otherwise advised by LION, DEALER will furnish LION, on an annual basis, and from time to time as required, an estimate of DEALER’S requirements for Buses over the next twelve months in terms of units and models.

(b)	Sales Reports. Every quarter, DEALER shall furnish LION with sales reports, on a form provided by LION, and other information that LION may reasonably require in evaluating current DEALER inventories and current distribution schedules. DEALER should also provide copies of every sale invoice related to LION’s products on a monthly basis.

(c)	Orders. DEALER shall submit orders for Buses to LION for acceptance at mutually satisfactory periods. Such orders shall be submitted upon order forms supplied by LION and upon such terms and conditions expressed therein. LION’S obligation to sell buses to DEALER shall be limited to the Buses described in written orders from DEALER that are accepted in writing by LION. LION will use its best efforts to supply the requested products within an eight-week delivery period upon acceptance of the order by Manufacturer. An order from DEALER accepted by LION may not be withdrawn by DEALER without written approval from LION. All orders placed with LION by DEALER for Buses shall contain all necessary information regarding specifications of the Buses being ordered, to allow for efficient manufacturing and distribution, all in accordance with the procedures and guidelines established by LION. All costs and damages of any kind resulting from the DEALER’S failure or refusal to provide LION with complete and accurate specifications shall be DEALER’S responsibility.

(d)	Change Orders. Change orders shall only be permitted with the approval of LION. DEALER shall be liable for charges associated with the acceptance of any change order, and any such change order shall be governed by the change order policy in effect at the time of receipt of such change order. Payment for such change order shall be delivered at the time of payment for the Buses contained in the original order.

(e)	No Liability for Failure to Accept Orders. It is LION’S responsibility to supply DEALER with quantities of Buses that DEALER may order to the extent permitted by the production facilities of Manufacturer and the demands by the customers. However, it is understood that all orders which DEALER may place from time to time are subject to acceptance by LION and that no liability on the part of Manufacturer shall result from their failure to accept or fill, in whole or in part, any order or orders which DEALER may place.

(f)	Failure or Delay to Fill Orders. Manufacturer shall not be liable for failure or delay in filling orders of DEALER, which have been accepted by LION, when such failure or delay is due, in whole or in part, to any labor, material, transportation, or utility shortage or curtailment, to any labor trouble in the plants of Manufacturer or its suppliers, or to any cause beyond the control or without the fault or negligence of Manufacturer; provided, however, that LION shall provide DEALER notice of such failure or delay.

4.	Buses

(a)	Definition of Buses. The term “Buses”, as used in this Agreement, means the model of Buses produced by Manufacturer.

(b)	Sale of Buses. DEALER is responsible for arranging for the purchase and delivery of Buses from Manufacturer’s production facilities.

5.	Selling Prices for Buses

(a)	Established Prices. The prices which DEALER shall pay LION for each shipment of Buses shall be the prices established by LION and in effect at the time of such order acknowledgment. All applicable taxes will be added to those established selling prices. The delivery date from Lion to DEALER of any order acknowledgment shall in no circumstances be more than 120 days from the date of the order acknowledgment.

(b)	Right to Change Prices. The established selling prices will be reviewed every July 1st and January lst for all Orders executed after those dates. Those prices will be modified considering the inflation/deflation, as the case maybe, the exchange rate fluctuation and the change in raw material costs since the last revision date. Any cost changes due to regulation changes will also be considered. Lion will provide DEALER with a selling price change notice within fifteen (15) days following every price change revision date.

(c)	Options Selling Prices. Options Selling Prices from Lion to DEALER shall at all times be in accordance with the Lion’s options price list to contractors (“MSRP”).

6.	Payment

Payment shall be made in full by wire transfer upon completion and before delivery of the Buses. Payment by DEALER shall include the sales price, and any applicable delivery charges and federal, province and local taxes.

7.	Title and Security Interest

(a)	Title. For the purpose of securing payment to LION, title to any products sold by LION shall be and remain with LION until receipt by LION in cash of the full purchase price.

8.	Shipment of Buses

(a)	F.O.B. Manufacturer’s Facility. DEALER shall take responsibility of the delivery of the completed Buses, F.O.B. Manufacturer’s production facility (actually located in Saint-Jerome, Province of Quebec, Canada), within a maximum of five (5) working days after the date of notice of completion from Manufacturer is provided to DEALER, indicating that such product is completed.

(b)	Inspection and Acceptance. DEALER shall have the right to reject Buses upon inspection at Manufacturer’s facility. All products that are justifiably rejected shall be corrected by LION as soon as reasonably possible. If there are no defects to be corrected, DEALER shall accept such Buses prior to taking possession/delivery thereof.

(c)	Storage Charges. Unless DEALER has made payment in full or other terms for payment have been specifically agreed to by the parties, in the event that DEALER fails to take responsibility of delivery within the time frame set forth in Subsection (a) of this Section, a storage fee for the Buses shall be charged in the amount equal to 10 percent (10%) per annum of the unpaid sales price (“Storage Fee”).

(d)	Delivery Charges. DEALER shall be responsible for all delivery charges and costs for the shipment of Buses.

(e)	Risk of Loss or Damage. LION shall not be liable to DEALER for any loss or damage to any Buses purchased hereunder after delivery thereof to DEALER or to DEALER’S designated agent or carrier, whichever shall first occur. DEALER shall be responsible for filing all claims for loss of or damage to any of said products purchased hereunder while in the possession of DEALER’S designated agent or carrier. LION shall, however, provide reasonable assistance to DEALER in processing all such claims.

9.	Warranty on Buses

(a)	Delivery of Warranty. Upon delivery of the Buses to DEALER, LION shall deliver to DEALER a written limited warranty (“Limited Warranty”) from Manufacturer, as such Limited Warranty exists at that time, to be delivered by DEALER to the end purchaser at such time and in such manner as LION shall direct. There shall be no warranties, express or implied, made by Manufacturer on Buses furnished under this Agreement except as provided in such Limited Warranty.

(b)	Warranty on Chassis. Chassis manufactured by LION carries industry standard chassis warranty against workmanship and defects.

10.	Change of Design

LION may change the design or specifications of any of the LION Products at any time without notice and without obligation to make the same or any similar change upon any products previously purchased by or shipped to DEALER.

11.	Operation of DEALER’S Business

(a)	Facilities. DEALER shall establish, maintain and equip, in a manner satisfactory to LION, at least one place of business in Dealer’s Territory for the proper presentation and sale of the LION Products.

(b)	Personnel. DEALER shall employ adequately trained personnel in all departments,

including, without limitation, a competent sales and a customer service organization adequate to solicit all potential purchasers of Lion Products in Dealer’s Territory. DEALER shall send its principal and its key sales personnel to Manufacturer’s production facilities at least once per year.

(c)	Permits, Licenses and Registrations. During the term of this Agreement, DEALER shall be and remain in compliance with all federal, provincial, municipal and local laws, orders, codes and ordinances applicable to DEALER business. DEALER shall obtain any and all authorizations, permits or licenses and complete and file any registrations or disclosures of any kind whatsoever which are required by any government authority, agency, or unit having jurisdiction in the Territory or any part of the Territory, which are required by reason of this Agreement or any of the actions or transactions which are necessary for the performance of the obligations of either party under this Agreement. At DEALER’S request, LION shall provide DEALER with such information as reasonably may be necessary to permit DEALER to comply with such obligations.

(d)	Insurance. DEALER shall at all times carry adequate insurance on any employees, vehicles and premises used in the conduct of its business, as well as any insurance that is required by law. LION shall have the right to review and approve all such insurance. DEALER shall name LION and Manufacturer as “additional insured” under all liability insurance policies. DEALER shall provide proof of coverage to LION. Manufacturer and LION shall have the right to require that they receive at least 30 days notice prior to the cancellation of such insurance policies.

(e)	DEALER’s Inventories. Dealer shall purchase and maintain on hand at all times at least one demonstration model of each LION product line.

(f)	Standards of Advertising. DEALER will not publish or permit to be published any advertising or communication relating to LION Products which in LION’S opinion is likely to mislead or deceive potential buyers or to impair the goodwill of Manufacturer, LION or DEALER, or the reputation of LION Products.

(g)	Confidential Information. DEALER and its officers, directors, owners, employees, agents, and principals will not, during the term of this Agreement, or anytime thereafter, except as may be required in the performance of this Agreement by law, including the filing requirements of the Securities and Exchange Commission or other regulatory authorities with whom DEALER must comply, or when authorized in writing by LION, publish or disclose, or authorize anyone else to publish or disclose, any of the contents of this Agreement or any secret or confidential information relating to DEALER’s business or affairs as it relates to LION or the sale or distribution of the products of Manufacturer, which it or they may in any way acquire in the course of performing this Agreement including, without limitation, any and all pricing information; nor will it or they, as partner, principal, agent, consultant, employer, employee, or otherwise directly or indirectly at any time hereafter, other than as may be required in the fulfillment of the terms and conditions of this Agreement, make use of such secret or confidential information for the benefit of itself or themselves or any person related to or associated with it or them. DEALER agrees to be fully responsible for any breach of this Section by any of the DEALER’S officers, directors, shareholders, owners, employees, agents, and principals. Confidential information (with the exception of this agreement) shall be identified as such by LION before such information is provided to DEALER.

(h)	Competition. Without the express written consent of LION, neither DEALER nor its officers, directors, shareholders (prior to becoming a public company, owners (prior to becoming a public company, employees, agents, related corporations and principals shall, directly or indirectly, during the term of this Agreement manufacture, sell or lease products described in Exhibit A in DEALER’S granted territory. Dealer agrees not to manufacture, sell or lease products described in Exhibit A in the Provinces of Quebec and Ontario, Canada for the duration of this Agreement plus one year. DEALER will not manufacture new products described in Exhibit A during term of this Agreement.

(i)	Territorial Restrictions and Customers. DEALER understands that it has been granted an exclusive territory in which to sell Lion Products and that it is prohibited from selling Lion Products outside of its Territory and within its Territory if DEALER has knowledge that such products will likely be used or delivered outside its Territory with the exception of a Headquartered account inside DEALER territory with satellite facilities not covered by this agreement. DEALER further understands that other DEALER’S or Lion’s representatives may be given the exclusive authority to sell Lion Products outside of DEALER’S Territory. DEALER will not solicit business for Lion Products from outside the limits of its Territory and will refer to LION all inquiries or orders received therefore.

(j)	Changes in Territory. If at any time it appears to LION, in its sole discretion, that DEALER is not properly serving, or is not in the position to properly serve, any part of its Territory, LION reserves the right to cancel any part of DEALER’S territory, by giving two months written notice to DEALER without, however, suspending the provisions of this Agreement with respect to the remaining part of the DEALER’S Territory. Any such cancellation shall not affect orders accepted by LION prior to the effective date of the cancellation.

(k)	Infringement on Territory. LION, in its sole discretion, may take reasonable measures to protect DEALER from an infringement on its exclusive Territory by other LION dealers;

provided, however, DEALER recognizes that the applicable laws of the Territory, a part of the Territory, or all or part of the territory of such other dealer(s), may prevent Manufacturer or LION from taking action to enforce these territorial restrictions. Under no circumstances shall LION be liable to DEALER for an infringement on its exclusive Territory by other LION dealers.

(l)	Lion reserves the right to sell National Fleet Accounts directly. National Fleets will be defined as fleets with more than 100 Vehicles and who operate in more than one state. Lion at its own discretion may or may not provide some type of compensation should the delivery take place in ADOMANI’s territory now or in the future.

12.	Products and Parts Manual

(a)	Delivery. LION shall deliver to DEALER a product and parts manual (“Manual”) containing such items as descriptions of the Buses produced by Manufacturer, including the model names, options, parts information, pricing information, technical marketing data, photographs, drawings, compatible makes, chassis specifications, etc.

(b)	Revision of Manual. In its sole discretion, LION from time to time may revise or replace the Manual, with such revisions or replacements to be distributed to DEALER.

(c)	Informational Purposes Only. The Manual is provided for DEALER’S informational purposes only and LION shall not be bound thereby.

13.	Sales and Service Records

In order for LION to continue to improve the safety and performance of its products, it is important that DEALER makes available for its inspection complete and up-to-date sales and service records. DEALER agrees to maintain proper quality control procedures in compliance with LION’S requirements. DEALER shall keep complete and up-to-date records containing the sales and servicing of all products sold under this Agreement and will permit Manufacturer at all reasonable times and business hours, to inspect such records or, if requested, to forward such records to LION. Further, in order to enable LION to maintain competitive prices and product quality control, DEALER agrees to the following:

(a)	Provide reports containing the names and addresses of all persons to whom Buses have been sold, copies of all sales invoices, along with the date of sale, date of delivery, mileage at delivery to end user, description and serial number of the Buses and Lion chassis;

(b)	Provide reports of DEALER’S competitive bid information within twenty (20) days after the submission of any bid, including the DEALER’S bid amount, the number of bids and the name and description of the successful bidders;

(c)	Provide reports of the servicing work performed by DEALER, including both warranty and non-warranty servicing work; and

(d)	Provide such additional information as may from time to time be requested by LION.

14.	Representations of DEALER

(a)	Criminal History. Dealer represents that neither DEALER nor any of its officers or directors, have at any time been:

(1)	Arrested or indicted for, or convicted any felony;

(2)	Arrested, indicted, or convicted of a violation or alleged violation of any other criminal laws involving dishonesty in any act;

(3)	Investigated, arrested, indicted, or cited for, or convicted of (i) engaging in a price-fixing arrangement or combination formed for the purpose or with the effect of raising, depressing, fixing, pegging or stabilizing the price of a product, or (ii) any price-fixing arrangement combination, tying arrangement, price collusion or other action resulting in a restraint of trade or substantially lessening competition; or Dealer further agrees that in the event of the occurrence of any of the events listed in this Subsection (a) during the term of this Agreement, DEALER shall give LION immediate written notice of such event.

(b)	Compliance With Laws. DEALER represents that it has obtained, or will within a reasonable time obtain, the necessary authorizations, permits, licenses, registrations and disclosures required by any governmental authority, agency, or unit having jurisdiction in the Territory or any part of the Territory, which by reason of this Agreement may be required. DEALER further represents that the relationship between the parties pursuant this Agreement does not require LION to complete or file any registration or disclosures, including any registrations or disclosures that might be required under the applicable Franchise laws, securities laws, distributorship laws, dealership laws, school bus vendor laws, business opportunity laws, or other laws having jurisdiction in the Territory or any part of the Territory

15.	Service and Parts

(a)	Service. During the term of this Agreement, DEALER shall provide service, care, maintenance and repairs to Lion Products to its Customers in its Territory, including, without limitation, the provision of all parts and service under the terms of the Limited Warranty. DEALER shall use its best efforts to ensure that such customer service is provided in a prompt, professional and courteous manner.

(b)	Parts. In performing the services and repairs to Lion Products, DEALER shall use only parts purchased from LION’S authorized parts distribution center selected by LION, at its sole discretion, meeting the specifications and standards prescribed by LION. DEALER’S use of parts not supplied or approved by LION shall relieve Manufacturer and LION from its obligations, if any, under the Limited Warranty, and DEALER agrees that it shall be deemed to have assumed such obligations with respect to these parts.

(c)	Parts Inventory. DEALER agrees to maintain an adequate inventory of parts that are reasonably needed to provide for the service, care, maintenance, and repair of the Lion Products.

16.	Trademarks

(a)	Exclusive ownership. Manufacturer is the exclusive owner of the various trademarks, including the word “Lion” and the several other words and design marks which LION uses in connection with its products.

(b)	Use by DEALER. DEALER is granted the nonexclusive privilege of displaying such words or marks in connection with the sale of Lion Products; provided, however, that DEALER shall discontinue the display or use of any such word or mark or change the manner in which any such word or mark is displayed or used when requested to do so by LION. DEALER shall not use the term “Lion” or any derivative thereof in DEALER’S name.

(c)	Discontinuance of Use Upon Termination. If any such word or mark is used as part of DEALER’S signs, advertising or in any other manner by DEALER, DEALER will, upon termination of this Agreement, immediately discontinue all such use and display thereof. Thereafter, DEALER will not use, either directly or indirectly, any such word or mark or any other word or mark so resembling such word or mark as to be likely to cause confusion or mistake or deceive the public.

(d)	DEALER’S Liability for Failure to discontinue Use. If DEALER shall refuse or neglect to keep and perform the provisions of Subsections (b) or (c) above, DEALER shall reimburse LION for all costs, attorney’s fees, accounting and auditing fees, and other fees and expenses incurred by LION in connection with DEALER’S compliance therewith.

17.	Dealer Independent Contractor

(a)	Relationship of Parties. The relationship between LION and DEALER during the term of this Agreement shall be that of vendor and vendee. DEALER is not the agent or legal representative of LION for any purpose whatsoever and is not granted by the terms or execution of this Agreement or otherwise any express or implied right or authority to assume or create any obligation or responsibility on behalf of or in the name of LION, or to bind LION in any manner or thing whatsoever. DEALER shall have no authority, express or implied, to act as agent of LION, or any of their affiliates for any purpose. This Agreement does not create a partnership, joint venture, or any other entity or relationship other than that of vendor and vendee.

(b)	Independent Contractor. DEALER is and shall remain an independent contractor responsible for all obligations and liabilities of, and for all loss or damage to, its business, including those relating to the use or condition of any personal property, equipment, fixtures or real property connected therewith, and for all claims or demands based on damage or destruction of property or based on injury, illness or death of any person or persons, directly or indirectly, resulting from the operation of the DEALER’S business. Except insofar as it is specifically provided otherwise in this Agreement, DEALER shall be solely responsible for the performance of this Agreement.

(c)	Indemnify and Hold Harmless. If LION or DEALER shall be subject to any claim, demand or penalty or become a party to any suit or other judicial or administrative proceeding by reason of any claimed act or admission by either LION or DEALER, their employees or their agents, or by reason of any act occurring on Lion’s or DEALER’S premises, or by reason of any omission with respect to Lion’s or DEALER’S business or the operation thereof, Lion or DEALER shall indemnify the other and hold each other harmless against all judgments, settlements, penalties and expenses, and shall protect and defend each other including without limitation, all court costs, attorneys fees, accounting and auditing fees, and other fees and expenses of litigation, arbitration, mediation, administrative proceedings, or otherwise.

18.	Term

This Agreement shall become effective on the 1st day of November, 2016, and, unless terminated in accordance with the provisions of this Agreement, shall continue in effect until November 1st, 2019, at which date the Agreement shall be automatically renewed.

19.	Early Termination: Default; Remedies

(a)	Termination by DEALER on 60-Days’ notice. If LION should fail to fulfill or comply with any term or provision of this Agreement, DEALER may terminate this Agreement at any time by written notice of termination delivered to LION. Such notice of termination shall be delivered not fewer than sixty (60) days prior to the effective date of termination.

(b)	Possible Termination by LION or DEALER on 60-Days’ notice. Should DEALER consider selling or representing new, non-LION battery electric Type-C or Type-A school bus products in non-assigned territories a 60-day notice will be given to LION by DEALER.

(b)	Termination by LION on 60-Days’ notice. If DEALER should fail to fulfill or comply with any term or provision of this Agreement, LION may terminate this Agreement by giving to DEALER written notice of such termination. Such notice of termination shall be delivered to DEALER not fewer than sixty (60) days prior to the effective date of termination.

(c)	Immediate Termination by LION or DEALER. LION or DEALER may terminate this Agreement immediately by delivering to LION or DEALER, as the case may be, written notice of such termination in the event of the happening of any of the following:

(1)	Failure of DEALER or LION to cure a breach of this Agreement within fifteen (15) days following receipt of notice of the breach from the other party; provided, however, this provision shall not limit in any way LION’S or DEALER’s right to terminate the Agreement with sixty (60) days’ notice pursuant to Subsection (b) of this Section and shall not create a right to cure by DEALER or LION.

(2)	Non-respect of the Sales quota. In this case, the right to terminate this Agreement is granted solely to Lion;

(3)	Non-respect of DEALER to exclusively purchased from LION the new electric Type-C school bus offered by LION in DEALER granted territory. In this case, the right to terminate this Agreement is granted solely to Lion;

(4)

Insolvency of DEALER; filing of a voluntary petition in bankruptcy by DEALER or LION; filing of an involuntary petition to have DEALER or LION declared bankrupt, provided it is not vacated within thirty (30) days from date of filing; appointment of a receiver or trustee for DEALER or LION, provided such appointment of a receiver or trustee for DEALER or LION provided such appointment of a receiver or trustee for DEALER or LION provided such appointment is not vacated within thirty (30) days from date of filing; or execution by DEALER or LION of an assignment for benefit of creditors;

(5)	A deterioration in DEALER’S financial resources which, in LION’S opinion, would prevent DEALER from fulfilling its responsibilities as a dealer, and not corrected within 60 day notification by Lion, in this case, the right to terminate this Agreement is granted solely to Lion;

(6)	Any assignment by DEALER of any interest in this Agreement without LION’S express written consent. In this case, the right to terminate this Agreement is granted solely to Lion;

(7)	A change in the ownership or management of DEALER without the prior written consent of LION. In this case, the right to terminate this Agreement is granted solely to Lion;

(8)	The failure of DEALER for any reason to function in the ordinary course of business as a dealer, or failure of DEALER for any reason to keep DEALER’s place of business open during the customary hours of trade, for a period of ten (10) days or more without LION’S prior written approval; In this case, the right to terminate this Agreement is granted solely to Lion;

(9)	The involvement of Dealer or any action for which notice is required pursuant to Subsection (a) of Section 14 which, in LION’S opinion, might adversely affect the operation of DEALER’S business or the good name, goodwill or reputation of LION or DEALER or products of Manufacturer; or

(10)	The involvement of DEALER or any of its officers or directors in any action which, in LION’S opinion, might adversely affect the operation of DEALER’S business of the good name, goodwill, or reputation of Manufacturer, LION, or DEALER.

(d)	Termination for Lack of License. If either LION or DEALER is required to hold a license to perform any obligation under or in connection with this Agreement, in any state or jurisdiction where the Agreement is to be performed, and either LION or DEALER fail to secure or maintain such license or renewal thereof, or if such license shall be suspended or revoked, irrespective of the cause or reason therefore, either party may immediately terminate this Agreement by giving to the other party written notice of such termination.

20.	Assignment of Orders After Termination

At LION’S option, upon termination of this Agreement, DEALER shall transfer or assign by appropriate documents to LION, or its nominee, all acknowledged orders for LION Products which DEALER has not filled.

21.	Right of Manufacturer to Enforce Agreement

22.	General Provisions

(a)	Assignment. DEALER shall not transfer or assign nor attempts to transfer or assign this Agreement or any right or obligation hereunder without the prior written consent of LION.

(b)

Entire Agreement. There are no other agreements or understandings, either oral or in written, between the parties affecting this Agreement or relating to the sale of Lion Products, except as otherwise specifically provided herein. DEALER acknowledges that neither LION nor anyone on behalf of LION has made any representation, inducements, promises or agreements, orally or otherwise respecting the subject of this Agreement which are not embodied herein. DEALER acknowledges that it is entering into this Agreement as a result of its own independent investigation and not as a result of any representations by LION, its agents, officers or employees.

(c)	Overriding Character. This agreement cancels and supersedes all previous agreements between the parties.

(d)	Severability. If any provision of this Agreement is deemed to be invalid or unenforceable or is prohibited by the laws of the state or province or place where it is to be performed, this Agreement shall be considered divisible as to such provision shall be inoperative. The remaining provisions of this Agreement, however, shall be valid and binding and of like effect as though such provisions were not included herein unless, in the opinion of LION, the invalid or unenforceable provision is of the essence of this Agreement, in which event LION may terminate this Agreement upon written notice to DEALER.

(e)	No Implied Waiver. The failure of either party at any time to require performance by the other party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not constitute a waiver of any other breach of the same or any other such provision nor constitute a waiver of the provision itself.

(f)	Notices. Any notice required to be given by either party to the other under or in connection with this Agreement shall be in writing. Notices to DEALER shall be directed to its representatives at DEALER’S place of business; notices to LION shall be directed to its representatives at LION’S place of business.

(g)	Applicable Law. This Agreement is executed and accepted in the Province of Quebec and shall be governed by and construed according to the laws of the Province of Quebec.

(h)	Negotiated Agreement. This Agreement is the result of negotiations between the parties to this Agreement. Accordingly, no party to this Agreement shall be deemed to be the author of this Agreement of the resulting documents, and there shall be no presumption that this Agreement or any of such documents are to be construed for or against any party to this Agreement on the basis of the authorship of the documents.

(i)	Captions. The captions of the various paragraphs herein contained are solely for the convenience of the various parties hereto and shall not be construed or interpreted to limit the content of any provision or paragraph of this Agreement.

(j)	Mediation. If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of the Agreement and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to mediation to be held in the Province of Quebec.

(k)	Attorney’s Fees. In the event that arbitration, Mediation, suit or action is brought by any party under this Agreement to interpret or enforce any of its terms, or in any appeal therefore, it is agreed that the prevailing party shall be entitled to its court costs, attorney’s fees, accounting and auditing fees, and other fees and expenses to be fixed by the arbiter, the mediated agreement, the trial court, and/or the appellate court.

(l)	In the case of all bids, quotes, RFP’s etc. that request a quote for both a new bus and or a used bus that has been retro fitted, ADOMANI, and/or its affiliates will not offer any type of retrofitted school or commercial bus.

In the case of all bids, quotes, RFP’s etc. that request only a retrofitted bus ADOMANI will try to persuade customer to buy a new product however, ADOMANI can quote a retrofit. ADOMANI may be required to provide evidence that only a retrofit unit was requested.

IN WITNESS THEREOF, the parties have duly executed this Agreement. If a party is not an individual, then the persons executing this Agreement on behalf of such party hereby represent that they are duly elected, authorized, and empowered to enter into this Agreement for or on behalf of said party.

LION BUSES INC.

By:	/s/ Marc Bédard
Marc Bédard, President

ADOMANI INC.

By:	/s/ James Reynolds
James Reynolds, President/CEO

EXHIBIT A

“Products”

Consist of Type-C Electric School Buses and will include Type-A buses, when available.

EXHIBIT B

“Territory”

Entire States of:

Nevada

Oregon

Utah

Arizona

Washington

Idaho

EXHIBIT C

“Sales Quota”

Consist of the following number of eLion Type-C Buses being sold and delivered during those calendar years:

State	2016	2017	2018	January to September 2019
AZ	0	5	10	15
NV	0	5	10	15
ID	0	0	4	6
WA	0	3	6	10
OR	0	5	12	15
UT	0	0	4	6
White Fleet	0	5	12	15